Exhibit 99

NSD Bancorp, Inc.

NSD BANCORP, INC. RELEASES SECOND QUARTER RESULTS

(Pittsburgh, PA) – At their meeting on July 22, 2003, the Board of Directors of NSD Bancorp, Inc. reported a net loss for the second quarter of 2003 of $429,000 or ($.13) per fully diluted share compared to a net income of $1,271,000 or $.37 per share for the second quarter of 2002. The decline in earnings was primarily due to an additional $2.5 million loan loss provision made related to one large commercial loan relationship. Net income for the six months ended June 30, 2003, was $909,000 or $.28 per fully diluted share compared to $2,601,000 or $.78 per share for the six months ended June 30, 2002. Excluding the impact of this additional loan loss provision, net income for the second quarter and for the first six months of 2003 would have been $1,194,000 and $2,533,000, respectively. This represents earnings per fully diluted share of $.37 and $.78.

On June 30, 2003, the Bank, in response to the financial deterioration of one large commercial customer (referred to above), placed the three related loans secured by two properties and business assets located in Washington County, Pennsylvania, in non-performing status. The unpaid principal balance of these loans was approximately $5.3 million. The Bank has initiated legal proceedings to secure its lien priority on the properties and the business assets. Management believes that potential losses associated with these loans are adequately provided for based on current information. However, future developments may require additional provisions.

The Board and Management are taking appropriate action to address the situation and to reduce the possibility of a similar occurrence in the future. In addition, it is believed that this situation will not impact the payment of future dividends.

Reconciliation Schedule of Full Year Normalized Earnings

NSD Bancorp, Inc.

Unaudited

	For the Six Months Ended
	2003			2002
	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share
Results from continuing operations as reported on a GAAP basis	—	$909,278	$0.28	—	$2,601,037	$0.78

Additional Provision for Loan Losses, in Excess of specific reserves (non-GAAP)	$2,460,000	1,623,600	0.50	—	—	—

Results excluding additional provision for Loan losses, in excess of specific Reserves (non-GAAP)	$2,460,000	$2,532,878	$0.78	—	$2,601,037	$0.78

	For the Three Months Ended
	2003			2002
	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share
Results from continuing operations as reported on a GAAP basis	—	($429,373)	($0.13)	—	$1,271,476	$0.37

Additional Provision for Loan Losses, in Excess of specific reserves (non-GAAP)	$2,460,000	1,623,600	0.50	—	—	—

Results excluding additional provision for Loan losses, in excess of specific reserves (non-GAAP)	$2,460,000	$1,194,227	$0.37	—	$1,271,476	$0.37

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC-insured commercial bank with $515 million in assets as of June 30, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the city of Pittsburgh and the northern suburbs.

This press release may contain forward-looking statements as defined in the Private Securities Litigation reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. The company specifically disclaims any obligation to update the forward-looking statements contained herein, although it may voluntarily elect to do so.

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